EXHIBIT 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Executive Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

AMPHENOL ANNOUNCES

APPOINTMENT OF RANDALL D. LEDFORD

TO BOARD OF DIRECTORS

Wallingford, Connecticut. February 4, 2015.  Amphenol Corporation (NYSE:APH) today announced an increase in the size of its Board of Directors from eight to nine members and the appointment of Randall D. Ledford to the Board.  Mr. Ledford most recently served as Senior Vice President and Chief Technology Officer of Emerson Electric Company and as President of Emerson Venture Capital.  He was employed by Emerson from 1997 until his retirement in September 2014.  From 1980 to 1997, Mr. Ledford worked for Texas Instruments where he served as President and General Manager of several different divisions.  Mr. Ledford was awarded a Ph.D. in Physics from Duke University and a B.S. in Physics, Chemistry and Mathematics from Wake Forest University.

Amphenol Chairman, Martin H. Loeffler, stated, “We are very pleased that Randall Ledford has accepted our invitation to join the Amphenol Board of Directors.  Randall has tremendous technical, manufacturing and management experience which will complement the skills and experience of our other Board members.  We look forward to his future contributions to Amphenol as management continues to strive for industry-leading growth and profitability to create value for our shareholders.”

Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors, interconnect systems, antennas, sensors and sensor-based products and coaxial and high-speed specialty cable.  Amphenol designs, manufactures and assembles its products at facilities in the Americas, Europe, Asia, Australia and Africa and sells its products through its own global sales force, independent representatives and a global network of electronics distributors.  Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including:  Automotive, Broadband Communications, Commercial Aerospace, Industrial, Information Technology and Data Communications, Military, Mobile Devices and Mobile Networks.